Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-113714, Form S-3 No. 333-108174, Form S-3 No. 333-156555 and Form S-3 No. 333-157297) and related Prospectuses of S&T Bancorp, Inc., and in the Registration Statements (Form S-8 No. 333-48549, Form S-8 No. 333-69403, Form S-8 No. 333-111557 and Form S-8 No. 333-156541), of our report dated February 23, 2007, with respect to the consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2006, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

Pittsburgh, Pennsylvania

February 26, 2009